                             Washington, D.C. 20549

                                    Form S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               PHON-NET.COM, INC.
             (Exact name of registrant as specified in its charter)

                           --------------------------
                          (Former name of Registrant)

      Florida                                      98-019822
(State or other jurisdiction of                 (I.R.S. Employer
incorporation or organization)                  Identification No.)

            16 West 46th Street 7th, Floor , New York, New York 10039
           (Address of Principal Executive Offices including zip code)

                            Consulting Services Plans
                            (Full title of the plans)

                                Jeffrey G. Klein
                            980 North Federal Highway
                                    Suite 406
                            Boca Raton, Florida 33432
                     (Name and address of agent for service)

                                 (561) 368-0993
          (Telephone number, including area code, of agent for service)

Title of Class
of Securities     Amount to be  Offering Price  Proposed Maximum      Amount of
to be Registered  Registered    Per Share(1)    Aggregate Offering    Fee
Price

Common Stock,     1,400,000     $0.13           $182,000              $45.50
  $.001par value

1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price in the market for the common stock on November 19,
2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents sent or given to each employee or Consultant of Phon-Net.com, Inc. (
the "Company").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration
Statement and made a part hereof:

(a) The registrant's Form SB-2 filed February 27, 2001 and all amendments thereto filed under Section 13(a) or 15(d) of Securities Exchange Act of 1934,
as amended (the "Exchange Act").

(b) The Registrant's Form 10-KSB filed November 14, 2001 for the period ended
July 31, 2001.

(c) All other reports which may be filed by the Registrant pursuant to Section
13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (b) immediately above.

(d) Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposed of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

Item 4. Description of Securities.

Common Stock, 200 million shares authorized, par value $0.01 and 6 million shares of Class B no par value common shares authorized. Holders of the common stock are entitled to one vote per share on all matters voted on by the shareholders. The holders of the common stock are entitled to dividends as may be declared from time to time by the Board of Directors. No holder of the common shares shall have any preemptive rights. The Class B common stock has been granted super voting rights. Each Class B share shall be entitled to 10 votes per share and have no cash value. The Class B shares may not be sold or transferred for cash. The Company is also authorized to issue 20 million shares of preferred shares with such rights and preference as determined by the Board of Directors.

Item 5. Interests of Named Experts and Counsel.

                       The validity of the securities offered will be passed
upon for the Company by the law firm of Jeffrey G. Klein, P.A. of Boca Raton,
Florida.

                       Morgan & Company. consents to the incorporation by
reference of their report on the audited financial statements contained in the
Form 10-KSB filed for the year ended July 31, 2001.

Item 6. Indemnification of Directors and Officers.

                       We shall indemnify to the fullest extent permitted by,
and in the manner permissible under the laws of the State of Florida pursuant to
Title XXXVI of Florida Statute Section 607.0850 any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer, or served any other enterprise as director, officer or employee at our request. The Board of Directors, in its discretion, shall have the power on our behalf to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee.

                       To the extent permitted under Florida statutes, the
Company may limit, through indemnification, the personal liability of their directors or officers in actions, claims or proceedings brought against such person by reason of that person's current or former status as an officer or director of the corporation. We may indemnify our directors or officers if the person acted in good faith and in a manner the person reasonably believed was, at least, not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the event of a criminal action or proceeding, indemnification is not available if the person had reasonable cause to believe their action was unlawful.

                       Further, in an action brought by us or in our right, if
the person, after exhaustion of all appeals, is found to be liable to us, or if the person makes payment to us in settlement of the action, indemnification is available only to the extent a court of competent jurisdiction determines the person is fairly and reasonably entitled to indemnification. Such discretionary indemnification is available only as authorized on a case-by-case basis by: (1)
the stockholders; (2) a majority of a quorum of the Board of Directors consisting of members of the Board who were not parties to the action, suit or proceeding; (3) if a majority of a quorum of the Board of Directors consisting of members of the board who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum of the Board of Directors consisting of members of the Board who were not parties to the action cannot be obtained, by independent legal counsel in a written opinion.

                       To the extent that our director or officer is successful
in defending against an action, suit or proceeding brought against that person as a result of their current or former status as an officer or director, we may indemnify the person against all expenses actually and reasonably incurred by the person in connection with their defense. Florida law also allows Florida corporations to advance expenses of officers and directors incurred in defending a civil or criminal action as they are incurred, upon receipt of an undertaking by or on behalf of the director or officer to repay such expenses if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation because such officer or director did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

                       Our By-laws provide for the indemnification of its
directors and officers to the maximum extent provided by law. It is the position of the SEC and certain state securities administrators that any attempt to limit the liability of persons controlling an issuer under the federal securities laws or state securities laws is contrary to public policy and therefore unenforceable.

Item 7. Exemption from Registration Claimed.

                       Not Applicable.

Item 8. Consultants and Advisors

                       The following consultants will be issued securities
pursuant to this Registration statement:

Name                                Number           Type of Services Provided
--------------------------------------------------------------------------------

Jeffrey Klein                       400,000          Legal Services
Todd Violette                       500,000          Employment
Grahame Entwistle                   250,000          Consultant
Sloan Young                         250,000          Employment

Item 9. Exhibits.

See Exhibit Index and Exhibits attached hereto.

Item 10.Undertakings.

The undersigned Registrant hereby undertakes:
(1)     To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:
        (i) Include any prospectus required by section 10(a)(3) of the
        Securities Act;
        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the
"Calculation of Registration Fee" table in the effective registration statement.
        (iii)  Include any additional or changed material information on the plan of distribution.
(2)     For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3)     For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or
497(h) under the Securities Act as part of this registration statement as of the time Commission declared it effective.
(4)     For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        Insofar as indemnification for liabilities arising under the Securities
Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification in against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities
Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta on November 19,
2001. Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Phon-Net.Com, Inc.

/s/ Todd Violette
By: Todd Violette, Chief Operating Officer president
16 West 46th Street 7th Floor 250-708 11th Ave. SW
New York, New York

                                  EXHIBIT INDEX

Exhibit #                                        Exhibit Item

3.1  Articles of Incorporation and               Incorporated by Reference
all amendments thereto                           Form Sb-2A filed May 14, 2001

3.2 Bylaws                                       Incorporated by Reference Form
                                                 SB-2 filed May 14, 2001
5
Opinion Re: Legality and Consent                 Filed Herewith

10

10.1
Consulting Agreement between the
 Company and Jeffrey Klein                       Filed Herewith
10.2
Consulting Agreement between the
 Company and Todd Violette                       Filed Herewith
10.3
Consulting Agreement between the
 Company and Graham Entwistle                    Filed Herewith
10.4
Consulting Agreement between the
 Company and Sloan Young                         Filed Herewith

23
Consent of Experts                               Filed Herewith